AMENDMENT TO CHANGE OF CONTROL AGREEMENT

THIS AMENDMENT TO CHANGE OF CONTROL AGREEMENT (the “Amendment”) is made and entered into as of this 19th day of October, 2017 (the “Effective Date”) by and between Southwest Bancorp, Inc., a bank holding company organized under the laws of the State of Oklahoma (“Southwest”), Bank SNB, an Oklahoma banking corporation (the “Bank”),  successor by conversion to Bank SNB, National Association, formerly known as Stillwater National Bank and Trust Company and Priscilla Barnes (“Executive”) with reference to the following:

WHEREAS, Southwest and Executive entered into the Change of Control Agreement dated August 3, 2012, as amended December 15, 2015 (the “Agreement”); and

WHEREAS, Simmons First National Corporation (“Bancorp”) has agreed to acquire all of the Bank pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) which provides that Southwest will be merged into Bancorp (the “Merger”) and following the Merger the Bank will be merged into Simmons Bank (the “Bank Merger”); and

WHEREAS, Bancorp believes that Executive will be key to the successful integration of the Bank with Bancorp, and will be key to the continued successful operation of the business of the Bank through the Bank Merger and for a 60-day period following (the “Transition Period”); and

WHEREAS, Southwest and the Executive have agreed to amend the Agreement to revise the definition of Good Reason to extend the window for notice of Good Reason to enable the Executive to accommodate Bancorp’s request that she provide services through the Transition Date without foregoing her rights to terminate for Good Reason and to clarify payment obligations in the event of death or Disability;  and

WHEREAS, pursuant to Section 15 of the Agreement, Southwest and Executive mutually desire to amend the Agreement as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Agreement is hereby amended as follows:

I.  Amendment to Section 4(c)

Section 4(c) of the Agreement is hereby amended by deleting the last paragraph and replacing it with the following:

“Notwithstanding the foregoing definition of “Good Reason,” the Executive cannot terminate her employment hereunder for Good Reason unless she (A) first notifies the Board in writing of the event (or events) which the Executive believes constitutes a Good Reason event under subparagraphs (i), (ii), (iii) or (iv) (above) within 12 months from the date of such event, (B) provides the Company with at least 30 days to cure, correct or mitigate the Good Reason event so that it either (1) does not constitute a Good Reason event hereunder or (2) Executive agrees, in writing, that after any such modification or accommodation made by the Company that such event shall not constitute a Good Reason event hereunder, (C) Executive provides a notice of termination to the Company within thirty (30) days of the expiration of the Company’s period to remedy the condition, and (D) Executive terminates employment within ninety (90) days after Executive provides written notice to the Company of the existence of the condition referred to in clause (A).”

II.  Amendment to Section 5(a)

Section 5(a) of the Agreement is hereby restated in its entirety to provide as follows:

“(a)Good Reason; Termination Other Than for Cause, Termination Due to Disability or Death.  If, within twenty-four (24) months after the Effective Date, the Company terminates the Executive’s employment other than for Cause, the Executive’s employment is terminated due to Disability or death, or if the Executive terminates her employment for Good Reason:

(i) the Company will pay to the Executive in a single lump sum payment within 30 days of the Date of Termination base salary and accrued vacation pay through the Date of Termination;

(ii) the Company will pay to Executive in a single lump sum payment within 30 days of the Date of Termination an amount equal to the sum of:  (A) two (2) times the Executive’s base salary in effect on the Effective Date and (B) one (1) times the average of the “Company Incentive Portion” of the annual bonus paid to Executive under the Southwest Bancorp Executive Leadership Team Incentive Plan during the three (3) years immediately prior to the Effective Date;

(iii) the Company will maintain in full force and effect, for the continued benefit of Executive (and Executive’s spouse and/or eligible dependents, as applicable) for a period of twelve (12) months following the Termination Date, participation by Executive (and Executive’s spouse and/or eligible dependents, as applicable) in the medical, hospitalization, and dental programs maintained by the Company for the benefit of its executive officers as in effect on the Termination Date, at such level and terms and conditions (including, without limitation, contributions required by Executive for such benefits) as in effect on the Termination Date; provided, if Executive (or her spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before Company medical benefits are provided.  However, if Executive becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer-provided plan, the medical, hospitalization and dental benefits described herein shall be secondary to those provided under such other plan during the applicable period.  If any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each remaining premium payment shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof);

(iv) the Company will reimburse Executive pursuant to the Company’s policy for reasonable business expenses incurred, but not paid, prior to termination of employment, unless such termination resulted from a misappropriation of Company funds;

(v) any service condition contained in any equity awards outstanding in favor of Executive shall be deemed to have been satisfied immediately prior to the Termination Date; and

(vi) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following termination to which she is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.”

III.  Amendment to Section 5(b)

Section 5(b) of the Agreement is hereby amended to remove references to death or Disability such that Section 5(a) exclusively governs the amount payable upon death or Disability.

Except as provided in this Amendment, the Agreement shall remain in full force and effect.

EXECUTED as of the day and year first written above.

SOUTHWEST:SOUTHWEST BANCORP, INC.

By: /s/ Mark W. Funke

Name: Mark W. Funke

Title: President and CEO

BANK:BANK SNB

By: /s/ Mark W. Funke

Name: Mark W. Funke

Title: President and CEO

EXECUTIVE:/s/ Priscilla Barnes

Priscilla Barnes